Exhibit 99.2

Rain Enhancement Technologies, Inc. Management Presentation June-2024 TM

2 TM Disclaimer Disclaimer: This presentation (this “Presentation”) is provided for informational purposes only and has been prepared by Rain Enhancement Technologies, Inc. (the “Company” or “RET”), and Coliseum Acquisition Corp. (“Coliseum” or “SPAC”) to assist interested parties in making their own evaluation with respect to a potential business combination between the Company and Coliseum and related transactions (the “Potential Business Combination”) and for no other purpose. No Offer or Solicitation: This Presentation and any oral statements made in connection with this Presentation do not constitute an offer to sell or exchange, or a solicitation of an offer to buy or exchange, or a recommendation to purchase, any securities in any jurisdiction, or the solicitation of any proxy, vote, consent or approval in any jurisdiction with respect to any securities or in connection with the Potential Business Combination. There shall not be any offer, sale or exchange of any securities of the Company or Coliseum in any jurisdiction where, or to any person to whom, such offer, sale or exchange may be unlawful under the laws of such jurisdiction prior to registration or qualification under the securities laws of any such jurisdiction. The communication of this Presentation is restricted by law; it is not intended for distribution to, or use by any person in, any jurisdiction where such distribution or use would be contrary to local law or regulation. No Representation or Warranty: No representations or warranties, express or implied, are given in, or in respect of, this Presentation. Neither the Company nor Coliseum has verified, or will verify, any part of this Presentation. This Presentation is subject to updating, completion, revision, verification and further amendment. None of Coliseum, the Company or their respective affiliates has authorized anyone to provide interested parties with additional or different information. No securities regulatory authority has expressed an opinion about the securities discussed in this Presentation and it is an offense to claim otherwise. To the fullest extent permitted by law, in no circumstances will Coliseum, the Company or any of their respective subsidiaries, shareholders, affiliates, representatives, partners, directors, officers, employees, advisers or agents be responsible or liable for any direct, indirect or consequential loss or loss of profit arising from the use of this Presentation, its contents, its omissions, reliance on the information contained within it, or on opinions communicated in relation thereto or otherwise arising in connection therewith. 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Some important factors that could cause actual results to differ materially from those in any forward-looking statements could include changes in domestic and foreign business, market, financial, political and legal conditions; the ability of the parties to successfully consummate the Proposed Business Combination; the ability to satisfy the conditions to the consummation of the Proposed Business Combination, including the approval of the Proposed Business Combination by Coliseum’s shareholders and the satisfaction of the minimum cash condition; the amount of redemption requests made by Coliseum’s public shareholders; the effect of the announcement and pendency of the Proposed Business Combination on the Company’s business; the Company’s ability to manage future growth; Holdco’s ability to meet the listing standards of the Nasdaq Stock Market; the failure to obtain, maintain, adequately protect, or enforce the Company’s intellectual property rights; the numerous regulatory and legal requirements that the Company will need to comply with to operate its business; the concentrated ownership Holdco’s stock in the Company’s principal stockholder; and the other risks presented elsewhere herein. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. You should carefully consider the risk factors presented elsewhere herein along with the risks and uncertainties described in the “Risk Factors” section of Coliseum’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed by Coliseum and the Company from time to time with the U.S. Securities and Exchange Commission (the “SEC”), including a registration statement on Form S-4 expected to be filed in connection with the Potential Business Combination. There may be additional risks that neither Coliseum nor the Company presently know or that Coliseum and the Company currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. You are cautioned not to place undue reliance upon any forward-looking statements. 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Therefore, you should not place undue reliance on the historical record of the performance of the Company’s management team or businesses associated with them as indicative of the Company’s future performance of an investment or the returns the Company will, or is likely to, generate going forward. Use of Projections: This Presentation contains projected financial information with respect to the Company. The Company’s independent auditors have not studied, reviewed, compiled or performed any procedures with respect to the projections for the purpose of their inclusion in this Presentation, and accordingly, no independent auditor has expressed an opinion or provided any other form of assurance with respect thereto for the purpose of this Presentation. These projections are for illustrative purposes only and should not be relied upon as being necessarily indicative of future results. 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Coliseum, the Company and/or Holdco will also file other documents regarding the Potential Business Combination with the SEC. This Presentation does not contain all the information that should be considered concerning the Potential Business Combination and is not intended to form the basis of any investment decision or any other decision in respect of the Business Combination. Before making any voting or investment decision, investors, security holders of the Company, Coliseum, and other interested persons are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the Potential Business Combination as they become available because they will contain important information about the Potential Business Combination. Investors and security holders will be able to obtain free copies of the registration statement on Form S-4, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by Coliseum, the Company and/or Holdco through the website maintained by the SEC at www.sec.gov. The documents filed by Coliseum, the Company and/or Holdco with the SEC also may be obtained free of charge upon written request to Coliseum at Coliseum Acquisition Corp., 1180 North Town Center Drive, Suite 100, Las Vegas, Nevada 89144. Participants in the Solicitation: Coliseum, the Company, Holdco and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Coliseum’s shareholders in connection with the Potential Business Combination. A list of the names of such directors and executive officers, and information regarding their interests in the Potential Business Combination and their ownership of Coliseum’s securities are, or will be, contained in Coliseum’s filings with the SEC, and such information and names of the Company’s directors and executive officers will also be in the registration statement on Form S-4 to be filed with the SEC by Coliseum, the Company and/or Holdco, which will include the proxy statement of Coliseum. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Global Crisis with a Proven Solution



1 Massive Global Water Shortage

1. Water scarcity is a major global issue that is dramatically worsening
2. The human impact is devastating and the economic impact is staggering
3. It is top of mind across private and public markets, but there is no de facto solution
4. If prices continue to rise, over 3/4 of low-income US residents will face unaffordable water bills by 2030[1]



2 Current Water Supply Solutions

1. There are primarily 3 additional water supply solutions included in plans for water scarce regions:
    1. Desalination
    2. Chemical Cloudseeding
    3. Ionization Cloudseeding
2. Goal is to fill ~5-10% of estimated water demand with each solution
3. Each solution has pros and cons with all contributing to, not replacing, a comprehensive plan



3 Fastest Value to Economic ROI

1. Proven solution that is complimentary to any water-stressed area's broader water supply strategy
2. Ionization cloudseeding provides low-cost potable water at \$0.10 / M^3
3. 10 – 15 year lifespan for arrays with minimal maintenance costs
4. No ongoing capex allows management team to allocate capital efficiently into growth initiatives

Source: [1] Statistic from Consumer Reports, July 2020
Note: Low-income defined as living below 200% of federal poverty line

TM

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4 TM Understanding the RET Story ✓ Ultimate product with inelastic demand in an urgent context of global water crisis ✓ Proven technology - statistically documented efficacy over extended trial1 ✓ Broad list of potential customers across localities, countries, organizations and industries2 ✓ Business model creates attractive unit economics generating a potential path to positive free cash flow in the future ✓ Technology is cost-efficient compared to other water production alternatives ✓ Inspirational new leadership team building brand and culture Key Highlights of RET 1 Study and trials performed by third parties. RET has licensed the engineering designs for the rainfall ionization equipment and systems used in the study and trials 2 Based on management assumptions (no current contracts)

5 RET CEO Former Roles • President, Worldwide Field Operations for DataRobot • Chief Revenue Officer, Automation Anywhere • Executive Positions at Dell • President of Americas Sales and Customer Operations • President Dell Technologies Select and SVP Global Alliances • Americas Vice President and General Manager for HP Key Management Attributes and Highlights • Over three decades of experience across various technology sectors: IT, Cloud, Security, Automation and AI • Proven track record of driving revenue growth, gross margin expansion, ecosystem partnerships and fostering lasting customer relationships • Led Dell’s $20B+ Americas business through one of the largest and most successful technology acquisitions of all time • Visionary approach to driving a company's growth and innovation Chris Riley Chief Executive Officer

6 TM Much of the World is in a Major Water Crisis Source: NY Times, Morgan Stanley, World Atlas, WHO <1% of the water in the world is drinkable 40% gap in the supply of water & demand by 2030 20% drop in renewable water resources for every 1°C increase in global avg. temperature

7 TM The Economic and Human Consequences are Severe Global Food and Water Security Putting Human Life at Risk Widespread Water Shortage is Affecting Transportation & Logistics Water Scarcity is Threatening Global Energy Production Source: The Counter, 2022; Modern Farmer, 2022; NBC News, 2022; Wall Street Journal, 2022; World Resources Institute, 2018; Reuters, 2021

8 TM Tailwinds Driving “All-Of-The Above” Water Supply Strategy $625b Required over the next 20 years to fix, maintain and improve the US’s drinking water 1,300 Drinking water and wastewater projects launched through the Bipartisan Infrastructure Law across the country “There is an urgent need to keep adapting our water systems for increasingly unpredictable conditions…we’ll continue advancing our all-of-the-above strategy to optimize how we capture, store and use water in this new climate reality.” - California Governor, Gavin Newsom Source: Pew Trust, September 2023; White House, February 2024, Gov.CA, October 2023

9 TM The Technology

10 TM How Ionization Technology Generates Rainfall Plumes attach to cloud nuclei and pass along charge stimulating growth into rain drops 3 Ions attach to air particles and expand into charged ion plumes as they reach cloud layer 2 System releases electrically charged negative ions into naturally occurring wind updrafts 1 10 RET System TM

11 TM Evolution of Ionization Rainfall Generation 1931 1931 Van De Graaff Generator introduces ionization principles 1930s Bergeron-Findeisen theorize around supercooled water droplets 1964 Soviet scientists run successful supercooled fog dissipation experiments 1990s MIT’s Atmospheric Lab conducts field trials in weather modification 2018 First statistically significant results in 3rd party trials facilitated in part by Scott Morris in Oman1 1953 Dr. Vonnegut suggests influence of electricity, winds on storms 1946 Dr. Vonnegut discovers effectiveness of silver iodide at GE Lab 1950s 1990s 2018 1940s Source: MDPI, ACS Org, Nature, Public websites, Plasma patents belonging to RET Senior Technical Advisor, Dr. Ted Anderson 1 Trials not performed by RET 2 RET has an exclusive perpetual license to the plasma patents 1960s 2022 2022 Leading antenna physicist, Dr. Ted Anderson, builds roadmap for significant antenna improvement2 2021 2020 2020 Local Oman news reports 9% rainfall increase1 2021 Oman news reports 18% rain increase over a 3rd party, 5-yr trial period from 2013- 20181 2017 Cloud condensation nuclei acknowledged as research principle 2017

12 TM Design for Making Rainfall Enhancement Viable Single system serves many customers over 70-mile radius Increased average rainfall by 9% in 2020 and 18% in 2022 Modular approach scalable in all global regions Proven design with demonstrated results 10-15yr lifespan with minimal ongoing costs1 Environmentally sensitive with minimal energy usage 12 Source: Muscat Daily, International Statistical Review, Journal of Royal Statistical Society Note: System illustrated not performed by RET, but which RET has licensed the engineering designs for 1 Management estimate

Addressing Key Questions Around Ionization Cloudseeding

Key Questions	RET Clarifications
Ionization is untested and relies on complex physics concepts	Rooted in simple, existing physics theory using natural conditions
Statistical approaches proving theory but no real-world data to support	Robust dataset produced and evaluated during prior trials
Technology is proof-of-concept and is not ready for commercialization	Technology has changed minimally since innovated in 1940s
Measuring attribution – how much rain is produced above baseline	Double-Blind, Randomized Sequence Study[1] Run for Control
Notoriously difficult to design experiments that demonstrate efficacy	Statistically documented trials led by RET Senior Technical Advisor[1]

[1] *Study and trials performed by third parties. RET has licensed the engineering designs for the rainfall ionization equipment and systems used in the study and trials*

TM

13

Weather Forecasting Advancements Essential to Enhancement Impact



The accuracy of weather forecasts has improved
Accuracy is measured as the difference between the forecast and subsequent weather. This is based on the '500 hPa geopotential height' which is a common meteorological metric used to measure air pressure.
Our World in Data
100%
80% "Highly accurate"
60% "Useful"
40%
20%
0%
1981
1990
2000
2010
2018
Year
3-day forecast
5-day forecast
7-day forecast
10-day forecast
Northern Hemisphere
Southern Hemisphere
Source: European Centre for Medium-Range Weather Forecasts (ECMWF).
Licensed under CC-BY by the author Hannah Ritchie.

Source: Our World in Data, 2018

Accuracy in Weather Forecasting

1. **Pinpoint precision and accuracy** -> 4-day forecasts are now as accurate as 1-day forecasts were 30 years ago
2. **Data has improved** -> more extensive and higher resolution observations can be used as inputs into weather models
3. **Weather technology advancements** -> satellite and land-based stations are covering many more areas around the globe and at higher density

Impact on Ionization Cloudseeding

Ability to identify when and where ice crystals are forming to **maximize ionization impact** and **collect robust data** for attribution

Historical data and trendlines to determine where **the best locations for efficacy** are as well as **climatological limitations** to manage

14

Historic Solutions

	Technology Description	Management's Investment Thesis	Demonstrated Results[1]	Energy Consumption[1]	Capital Efficiency[1]
 **Desalination**	• Removes salts and minerals from seawater through a chemical, reverse osmosis treatment process • High-pressure systems require a high amount of energy to separate and dissolve solids from water	✓ Potential to supply large quantities and steady supply of potable water supplies ✓ Desalination technology is proven and already delivers drinking water daily ? Capital-intensive with capex burden ? High-energy and transportation costs ? Environmental and marine life concerns			
 **Cloudseeding**	• Releases specific chemical or biological substances such as silver iodide into existing cloud masses to grow water vapor • Aircrafts, chemical production and storage all necessary components to disperse chemical substances into clouds	✓ Generally accepted method for relief in state and local governments ✓ Uses existing cloud masses to produce additional water vapor ? Time and space dependent ? Results just verified after 70 yrs of study ? Potentially harmful chemical substances			

Source: Company management
Note: [1]RET CEO investment thesis and energy consumption, capital efficiency assumptions as relates to historic solutions

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Ionization Rainfall Generation

	Technology Description	Management's Investment Thesis	Demonstrated Results[1]	Energy Consumption[1]	Capital Efficiency[1]
 Ionization	• Will emit negative ions with electrical charge in cloud condensation nuclei, which stimulates growth of water droplets • Will be powered by solar panel array, which uses minimal energy to operate	✓ Existing technology in the field has proven significant rainfall generation results over lengthy trial period ✓ Potential to serve many with minimal costs and minimal environmental impact ? Requires updraft from wind			



MUSCAT DAILY
AN APEX MEDIA PUBLICATION

HOME OMAN BUSINESS SPORTS WORLD FEATURES MORE

Cloud seeding boosts rains by 18 per cent in Oman

22 AUG 2021

Efficacy of Existing Technology Demonstrated in Successful 3rd Party Trials



Increase in rainfall in Oman (%)
9.2%
18.0%
2019-2020
2020-2021

*"There is **virtually zero probability** that the observed attribution **could have happened by chance**"*

NIASRA
NATIONAL INSTITUTE FOR APPLIED STATISTICS RESEARCH AUSTRALIA

*"Analysis shows that ionization led to statistically **significant enhancement in positive rainfall**"*

ROYAL STATISTICAL SOCIETY
DATA | EVIDENCE | DECISIONS

*"**Ionization** led to a **statistically significant enhancement** in positive rainfall"*

isi International Statistical Institute

Source: Muscat Daily
Note: Trials and related results are not associated with RET and were conducted by a third party. [1]RET CEO investment thesis and energy consumption, capital efficiency assumptions as relates to historic solutions.

16

17 TM Ionization Rainfall Generation is the Least Expensive Potable Water per m3 Recycled / Managed Water Source: IOP Science, UCLA, Advisian research Note: Cost of ionization rainfall generation calculated based on past, third-party trials. Cost of Desalination calculated using the maximum production volume per day. At minimum production, the cost is $7.5 / m3 .. Water rates represent median of estimates from 2019 third-party analysis on cost of alternative urban water supply. IOP Science data limited to projects and measures implemented in California and related regions. UCLA data limited to Los Angeles County. $0.10 $0.27 $0.71 $1.20 $1.26 $1.69 $1.95 $- $0.50 $1.00 $1.50 $2.00 $2.50 13-Jan-20 22-Feb-20 2-Apr-20 12-May-20 21-Jun-20 31-Jul-20 Potable Water Supplies Water Rates in $ / m3 Least Expensive Most Expensive Ground Water Wastewater Non-Potable Reuse Stormwater Indirect Potable Reuse Desalination Geographically limited water sources such as desalination can add notable transport costs Ionization Rainfall Generation

18 TM • Trials were carried out in the Hajar Mountains from 2013-2018; one of the most water-stressed / rainfall-stressed areas in the world • ~20 Automatic Weather Stations were set up to monitor atmospheric conditions and collected daily measurements • Array of ~200 rain gauges on a 10km grid to collect daily data • Radiosonde data measured speed and direction of wind to help locate where systems had rainfall enhancement effect • Trials utilized 12 devices over 6 years – with 3 generations of systems designed for improved ion generation and durability • Randomized operating schedule was defined each year and system were switched on / off on designated operating days • Total of 122,259 gauge-day and 740 days of data collected • Daily footprint of each system is 30km wide and 70km long with analysis applied to positive gauge day rainfall in footprint • Modelling used to estimate rainfall enhancements in footprints attributable to systems. Tests were not designed to optimize enhancement, but for statistical measurement 3 rd Party Oman Case Study Background of Oman Trials Historical Trial Results and Key Factors Source: Royal Statistical Society and International Statistical Institute Journals Note: 3rd party case study 6yr Randomized third party trial from 2013- 2018 16% Approximate average of additional rainfall generated 12 Devices used over 6 years with 3rd iteration licenses by RET 740 Days of weather data collected to measure rain enhancement

19 TM Oman Reservoir in Third -Party Trial Area • Data satellite imagery of the target area during the Oman third -party trials demonstrates changes in reservoir water levels between December 2019 -2020 Source: Planet satellite imagery

20 TM Oman Reservoir in Third -Party Trial Area • Visual expansion of reservoir circumference in one year of rainfall generation • Illustrates results from additional rainfall generation Source: Planet satellite imagery

RET is ~6x Lower Cost than Chemical Cloudseeding

Illustrative Customer Cost-Benefit Analysis

Water Enhancement Inputs	Ionization Cloudseeding	Chemical Cloudseeding
Illustrative Annual Rainfall[2]	~350 MM	
10% Rain Enhancement[2]	~35 MM	
Affected Area	1,500M M^2	
Additional Water Created	55.1M M^3	55.1M M^3
Cost per Cubic Meter[3]	~$0.10 / M^3	~$0.60 / M^3
Total Cost of Additional Water	**~$5.5M**	**~$33.1M**

RET Cost Curve vs. Chemical Cloudseeding

Illustrative costs based on historical trials (in $ / A-ft)



$214
$214
$214
10x+
Lower ongoing cost vs. chemical cloudseeding
$33
$17
$17
Year 1
Year 2
Year 3
Ionization Cloudseeding 1
Chemical Cloudseeding

Chemical Cloudseeding Cost Curve

- Chemical cloudseeding projects require ~$2m per year. The costs associated with deployment vary based on availability of aircrafts, pilots and chemical substances
  - Initial costs require leasing aircrafts and aligning specially trained pilots to fly in coordination with ideal weather conditions. Reports state that pilots associated with cloudseeding projects can make $10,000 per month[4] with multiple dedicated to each project
  - Ongoing operating costs include generator leases, maintenance, chemical purchase and storage, field operations staff. The cost per deployment provides minimal operating margin

Source: Management projections, Economist, Apr 2022

Note: [1] Based on initial pricing for RET customers: $750k purchase price, 35% installation fee, $150k annual software, and $75k annual maintenance [2] Rain enhancement based on historical averages of 10% applied to illustrative annual rainfall of 350mm [3] Cloudseeding cost per m³ from Arabian Business, "Cost of Cloudseeding" [4] AOPA, "Storm Warriors"

21

Chemical Cloudseeding Substances May Harm The Environment

Potential risk of acute toxicity induced by AgI cloud seeding on soil and freshwater biota

C. Fajardo [a], G. Costa [b], L.T. Ortiz [c], M. Nande [a], M.L. Rodríguez-Membibre [c], M. Martín [a], S. Sánchez-Fortún [d]

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https://doi.org/10.1016/j.ecoenv.2016.06.028 Get rights and content

Highlights

- A set of toxicological tests were used to assess the effects of AgI.
- AgI exerted no impact on growth and survival endpoints in the soil worm *C. elegans*.
- After AgI exposure a decrease in cell viability was found for soil bacteria.
- Freshwater organisms were more sensitive than soil organisms to AgI.
- A cumulative effect of AgI may affect terrestrial and aquatic biota.

Chemical Cloudseeding Raises Ecological Concerns

Multiple Chemicals used in Chemical Cloudseeding to Stimulate Rain



Sodium chloride | *Calcium chloride* | *Silver Iodide* | *Potassium Iodide* | *Sulfur Dioxide*

Potentially toxic to terrestrial and aquatic life

Chain reaction of environmental pollution

Runoff & leaching may lead to higher concentrations in drinking water

There is the scary **possibility of contamination**, a significant unknown in the cloud seeding process. Mishandling silver iodide and other chemicals could set off a **chain reaction of environmental pollution**, with consequences echoing across natural ecosystems and posing tangible risks to human health.

- Earth.Org, Apr-2024[1]

Source: [1] Earth.org, 2024

Note: These results suggest that AgI from cloud seeding may moderately affect biota living in both terrestrial and aquatic ecosystems if cloud seeding is repeatedly applied in a specific area and large amounts of seeding materials accumulate in the environment. The use of silver iodide in chemical cloudseeding has not been found to result in concentrations in water that are harmful to human health.

22

RET is ~20x Lower Cost than Desalination

Illustrative Customer Cost-Benefit Analysis

Water Enhancement Inputs	Ionization Cloudseeding	Seawater Desalination
Illustrative Annual Rainfall[2]	~350 MM	
10% Rain Enhancement[2]	~35 MM	
Affected Area	1,500M M^2	
Additional Water Created	55.1M M^3	55.1M M^3
Cost per Cubic Meter[3]	~$0.10 / M^3	~$1.9 / M^3
Total Cost of Additional Water	**~$5.5M**	**~$104.7M**

RET Cost Curve vs. Desalination

Illustrative costs based on historical trials (in $ / A-ft)



$2,100
$2,100
$2,100
100x+
Lower ongoing cost vs. desalination
$33
$17
$17
Year 1
Year 2
Year 3
Ionization Cloudseeding[1]
Desalination

Desalination Cost Curve

- Desalination plants require 3+ years and millions of labor hours to setup[3] and $650m+[4] to operating annually
  - Initial costs include securing land and acquiring permits, intake pipeline installation, intake screening & pumps, general contractor fees, materials & equipment expenses, buildings & structural costs, installation & labor, testing, inspection & commissioning
  - Ongoing operating costs include energy to power pumps and pressure for reverse osmosis, membrane replacement, labor, maintenance & repairs, chemicals, monitoring & compliance, financing costs, amongst others

Source: Management projections, Economist, Apr 2022

Note: [1] Based on initial pricing for RET customers provided by RET management: $750k purchase price, 35% installation fee, $150k annual software, and $75k annual maintenance [2] Rain enhancement based on historical averages of 10% applied to illustrative annual rainfall of 350mm [3] Desalination cost per m³ from Carlsbad Desalination Plant, "How We Do It" [4] Medium, "Estimating the Cost of a Desalination Plant"

TM

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24 TM Desalination Plants Create Energy & Cost Issues Energy Intensity and Cost of Desalination Make it Non-Scalable 1. Expensive to build / operate: Desalination plants need to invest up to $1B1 to purchase and maintain equipment such as reverse osmosis membranes and high-pressure pumps 2. High Energy Requirements: Removing salt from water is highly-energy intensive, contributing to a high carbon footprint 3. Risks from brine discharge: Desalination produces brine which poses numerous threats to ocean biodiversity potentially resulting in the death of coral reefs and disruption to the food chain 4. Re-mineralization: Desalination produces water with low pH and alkalinity tends to cause corrosive conditions in the distribution system requiring costly re-mineralization to convert back into potable drinking water 1 2 3 4 Source: Energy Central, Desalination and Energy Consumption; 1 Medium, “Estimating the Cost of a Desalination Plant”

25 TM RET Robust Platform Ready for Global Deployment ✓ Optimized design for all weather conditions ✓ Durability creates low ongoing operational cost ✓ Modular manufacturing for flexible scaling Assessment Data Analysis Monitoring Communication Infrastructure Detailed local physical and climatological diligence to assess effectiveness in various sites Understand the local weather patterns to determine best methods to create enhancement Perform continuous 360- degree review to optimize ionization and measure rain enhancement Augment autonomy with human intelligence to ensure systems are safely deploy at scale Build and maintain infrastructure and tools to create reliable, systematic development

26 TM RET Business Model

27 TM Illustrative Potential Partners & Customers Who Need More Potable Water Note: Entities mentioned on this page are not affiliated with RET, nor is there any sponsorship or endorsement (or other) relationship between RET and any of the entities on the page. Hydro Power Plants Nuclear Power Plants Agriculture Industry Insurance Companies Forest Ministries Tourism and Recreation River & Water Authorities Developing Nations Large Landowners Cloud Data Centers Social Justice Decarbonization Organizations Water underpins humanity 27

28 TM Landmark MOU for RET “We are impressed with RET’s solution given its short deployment lead time, ability to operate off the grid, and compelling ROI. We look forward to expanding our partnership with RET in the coming years to support DLC’s sustainable growth plans worldwide.” CEO, Mike Meldman Discovery Land Corporation The RET and DLC Arrangement Synergies Between RET and DLC • US-based real estate developer and operator of private residential club communities and resorts • 30+ properties worldwide • Binding agreement pursuant to which DLC expects to deploy RET’s platform across its properties • RET expects to install rainfall generation technology in 3 of DLC’s properties by 2025 • Arrangement reduces DLC portfolio’s need for municipal water sources and enables positive contribution to local community water supplies • Significant global expansion opportunities for RET 28

29 TM Large TAM: Many Ways to Win

RET Diverse End Verticals



MEA
EU
NA
($ in billions)
24.4
8.3
3.3
0.4
9.0
45.4
23.6
6.7
6.8
0.9
6.5
89.8
Agriculture
Industrial
Insurance
Golf & Ski
Gov / NGO
2022
Agriculture
Industrial
Insurance
Golf & Ski
Gov / NGO
2032
1 2
3
4
5
6
1 2
3
4
5
6

Source: Top tier, global consulting firm, Barclays, CGTN, Drought.com, GWI Water Data, III, Straits Research, TWL, Arizton Desalination Report

Note: Information in graph and footnotes provided, sourced, calculated by top tier, global consulting firm and not RET Tech.

1. *Barclays analysis uses the "true cost" of water to estimate TAM, as buyers could include both farmers looking to de-risk drought as well as municipalities who could invest to offset the cost of subsidies*
2. *CGTN and Drought.com calculate drought costs in US & EU of $15Bn per year. By focusing on the largest 25% of farms, 75% of acreage can be reached, reducing the risk & impact of drought*
3. *GWI Water Data reports the industrial industry is investing $40Bn+ in capex a year to address water issues*
4. *Insurance Information Institute and Straits Research claim wildfires cause $17Bn in economic loss across NA & EU*
5. *TWL Irrigation reports golf courses in the US alone consume 2.2Bn m³ of water per year*
6. *Arizton Desalination Reports calculates desalination as a ~$16Bn market globally, with ~$8Bn6 in the middle east*

30

31 TM Powerful Benefits for Potential Broad Potential Customer Segments ✓ Hydroelectric power producers ✓ Supply chain, transportation, logistics ✓ Agriculture, mining, oil, insurance ✓ Government organizations ✓ Decarbonization initiatives ✓ Ecosystem restoration foundations ✓ Developed nations exposed to high water stress ✓ Participants with active measures in place to increase supply of water ✓ Ecosystem participants with goal of enhancing water reserves and greener environment ✓ Commercial use cases such as tourism, ski resorts, golf courses Supranational Organizations Industries Localities Countries

32 TM RET’s Value Proposition Large Landowners ✓ ✓ ✓ Energy & Transportation ✓ ✓ ✓ Major Water Sources (Dams) ✓ ✓ ✓ Oil and Gas Industry ✓ ✓ ✓ Insurance & Reinsurance ✓ ✓ ✓ Decarbonization Initiatives ✓ ✓ ✓ Supranational Govt. Orgs. ✓ ✓ ✓ City, State, Federal Govt. ✓ ✓ ✓ Tourism and Leisure ✓ ✓ ✓ Philanthropists ✓ ✓ ✓ North America EMEA ROW 1 2 3 4 5 6 7 8 9 10 Note: Based on management assumptions of the types of customers who might be interested in RET’s services (not based on definitive contracts)

RET Revenue Forecast Summary

Array Build	2024	2025	2026	2027
Clients (Beg Yr)	**-**	**1**	**2**	**3**
Clients Gained	1	1	2	4
Clients Lost	-	-	(1)	(1)
Clients (End Yr)	**1**	**2**	**3**	**6**
Arrays Installs	2	2	4	10
Gages Installs	25	25	50	200

Annual Revenue Summary	2024	2025	2026	2027
Total Revenue	**427,083**	**2,229,240**	**5,215,895**	**12,471,030**
YoY Growth %		*422%*	*134%*	*139%*
Array Revenue	**311,458**	**1,970,802**	**4,566,833**	**10,397,592**
YoY Growth %		*533%*	*132%*	*128%*
Gauge Revenue	**115,625**	**258,438**	**649,063**	**2,073,438**
YoY Growth %		*124%*	*151%*	*219%*

RET Pricing Packages

- **Option A**
  - Purchase Price: $750k
  - Installation Fee: 35%
  - Software Service & Maintenance: $185k
- **Option B**
  - Purchase Price: $1.25m
  - Installation Fee: 35%
  - Software Service & Maintenance: $200k
- **Option C**
  - Purchase Price: $1.25m
  - Installation Fee: 35%
  - Software Service & Maintenance: $325k

RET Core Growth Drivers

- RET plans to "land and expand" customers by starting with Option A which act as trials. After proving initial data points, RET will expand existing customers to Option B and Option C
- Option B and C will provide increasing degrees of on-site support, detailed weather analysis, detailed data reports, meteorological support and recommendations based on data analytics
- While expanding services with each customer, once moving past the technology validation phase, RET will also look to add additional units to provide maximum rain enhancement

TM

33

Per System Unit Economics

Array Purchase Price	**$ 750,000**
Administrative Costs	2,000
Transportation Costs	10,000
Raw Materials	141,030
Site Local Costs	23,000
Annual Maintenance	63,000
Depreciation	8,411
Contribution Margin / System	**$ 502,559**
% Margin	*67 %*
Total LTV	$ 502,559
CAC	$ 187,500
LTV:CAC	**2.7 x**
Annualized ROIC per System	**3.0 x**

RET Cost Curve vs. Alternatives

- RET has built 2 systems in Australia
- Contribution margin will be ~70% per array creating attractive 3.0x ROIC per system
  - The total costs to build systems with current setup in Australia including administrative costs and raw materials to build a system are ~$150k
  - Additional costs include:
    - Administrative, transportation, raw materials, site local costs, annual maintenance and depreciation
  - Assumes $750k purchase price in alignment with base pricing package
- ROIC per system non-inclusive of software services, annual maintenance and local on-site maintenance costs

TM

34

35 TM Use of Proceeds and Capital Requirement Expected Use of Proceeds 1. Ensure seamless technology integration and rollout of software suite to deliver consistent results 2. Success supporting ongoing projects 3. Deliver additional water services with “land and expand” model within existing customers 4. Potential acquisitions of other weather technology $40m Estimate Required for Five-Year Business Plan Note: Based on management assumptions Expected Use of Proceeds 1. Build out comprehensive team focusing on product, sales and operations hires 2. Streamline go-to-market process 3. Development of additional systems for 2025 installations 4. Validation testing for systems in US warehouse 5. Software development to automate operations $10m Minimum Cash Condition to Close Business Combination

36 TM Summary

37 TM Transaction Overview • Coliseum Acquisition Corp to acquire RET; pre-closing valuation of $45m • ~$50m public equity capital required to fund long-term growth strategy • $10m minimum cash condition • RET ticker: RAIN • RET senior management entering into minimum 2 year lock up periods 1 2 3 PIPE investment addresses upfront equity needs on path to profitability Immediate use of proceeds directed towards key hires and go-to-market strategy Expected high margin business with a path to free cash flow in the near future 5 4 Rain Enhancement Technologies

38 TM Redemption % 0% 25% 50% 75% 100% Shareholders: SPAC Public Shareholders 2.9 2.2 1.4 0.7 - SPAC Sponsors (1) 3.0 3.0 3.0 3.0 3.0 NRA Shareholders (2) 0.6 0.6 0.6 0.6 0.6 Deferred Consulting Fee Shares 0.1 0.1 0.1 0.1 0.1 RET Shareholders (3)(4) 4.1 4.1 4.1 4.1 4.1 Total Shares Outstanding 10.8 10.0 9.3 8.6 7.9 Ownership %: SPAC Public Shareholders 26.8% 21.5% 15.4% 8.4% 0.0% SPAC Sponsors (1) 28.3% 30.3% 32.7% 35.4% 38.6% NRA Shareholders (2) 5.6% 6.1% 6.5% 7.1% 7.7% Deferred Consulting Fee Shares 0.9% 1.0% 1.1% 1.2% 1.3% RET Shareholders (3)(4) 38.4% 41.1% 44.3% 48.0% 52.4% Total 100.0% 100.0% 100.0% 100.0% 100.0% Sources & Uses: Sources: Cash in Trust $ 31.4 $ 23.5 $ 15.7 $ 7.8 $ - Equity Rollover $ 45.0 $ 45.0 $ 45.0 $ 45.0 $ 45.0 Total Sources $ 76.4 $ 68.5 $ 60.7 $ 52.8 $ 45.0 Uses: Equity Rollover $ 45.0 $ 45.0 $ 45.0 $ 45.0 $ 45.0 Cash to Balance Sheet $ 23.9 $ 16.1 $ 8.2 $ 0.4 $ (7.5) Transaction Expenses $ 7.5 $ 7.5 $ 7.5 $ 7.5 $ 7.5 Total Uses $ 76.4 $ 68.5 $ 60.7 $ 52.8 $ 45.0 Transaction Overview (Cont’d) 1 SPAC Sponsor shares reflects 606,971 shares forfeited pursuant to Non-Redemption Agreements entered into in November 2023 2 Reflects 606,971 shares to be issued to non-redeeming holders pursuant to Non-Redemption Agreements entered into in November 2023. Such issuance is not conditioned upon such holders continuing to hold public shares through the Closing 3 Number of shares held by RET Shareholders calculated by dividing $45M by the assumed SPAC share redemption price of $10.91 per share, based on the redemption price as of March 31, 2024 4 Includes 1,903,735 shares to be issued to Harry L. You, Coliseum Chairman and Sponsor affiliate, upon exchange of RET shares. 1 2 3,4 1 2 3,4

39 TM RET Meets Strong Investment Criteria Disruptive Platform & Service Offerings Go-to-Market Business Moats Strong Secular Tailwind Organic & Inorganic Growth Deep Industry Expertise Large and Growing TAM Compelling ROIC ✓ RET will be the first pure play public company in the rainfall generation category ✓ RET expects to be on the cutting edge of the climate adaption technology opportunity Investment Criteria TM

Time for Developing and Scaling is Now

1 Technology Innovation
- ✓ Machine learning and advanced gauge monitoring allow for precise rainfall measurement

4 World-Class Team
- ✓ RET expects to combine value-added expertise and deep industry knowledge to drive development and profitable scale

2 Accepted Science
- ✓ Cloud condensation nuclei & water cycle are both widely accepted principles

RAINWATER TECH™

5 Secular Tailwind
- ✓ Climate change becoming one of defining global issues of today

3 Weather Forecast
- ✓ Weather monitoring system accuracy has massively improved in recent decades

6 Capital Investment
- ✓ Opportunity to create well-capitalized climate adaptation technology

Demonstration of the Water Cycle


Clouds and water vapour
Water storage in ice and snow
Precipitation
Radiative exchange
Transport
Condensation (latent heating of atmosphere)
Boundary layer (and exchange with free atmosphere)
Evapotranspiration
Evaporation
Surface runoff
Water management
Infiltration
Percolation
Soil moisture
Soil heterogeneity
Stream flow
Water table
Ground water flow
River discharge
Ocean

Cloud Condensation Nuclei


Cloud Drops
Emission / Evaporation

Ground-based weather radar



Source: NHC, Regents Earth Science, MetOffice

40

41 TM Risk Factors This presentation (this “Presentation”) is provided for informational purposes only and has been prepared by Rain Enhancement Technologies, Inc. (the “Company” or “RET”), and Coliseum Acquisition Corp. (“Coliseum” or “SPAC”) to assist interested parties in making their own evaluation with respect to a potential business combination between the Company and Coliseum and related transactions (the “Potential Business Combination”) and for no other purpose. Certain Risks Related to Coliseum and the Company: The risks presented below are certain of the general risks related to Coliseum, as well as the Company’s technology, business, industry and ownership structure and are not exhaustive. These risks speak only as of the date of this presentation and the Company makes no commitment to update such disclosure. The risks highlighted in future filings with the SEC may differ significantly from and will be more extensive than those presented below. • The Company can provide no assurance of the effectiveness and success of ionization rainfall generation technology in increasing precipitation; • The Company has no operating history and has not yet generated any revenues, which makes it difficult to forecast its future results of operations; • The Company expects to incur significant expenses and losses for the foreseeable future; The Company’s growth is dependent upon its ability to successfully acquire customers and support and service its customers; • The Company may not manage growth effectively; • The Company may need additional capital to pursue its business objectives and respond to business opportunities, challenges or unforeseen circumstances, and it cannot be sure that additional financing will be available; • The execution of the Company’s business model, including technology or profitability of its products and services, is not yet proven; • The Company has not demonstrated it can develop rainfall generation technology and faces barriers in replicating meaningful rainfall generation. If the Company cannot successfully overcome those barriers, its business will be negatively impacted and could fail; • The markets for rainfall generation-related products are in nascent stages, and the Company may have limited opportunities to license its technologies or sell its products. A substantial portion of existing ionization rainfall generation technology is derived from public-source intellectual property and as a result the Company may face increased competition; • Even if the Company is successful in developing rainfall generation systems/technology and executing its strategy, other competitors in the industry may achieve technological breakthroughs which render the Company’s technology obsolete or inferior to other products; • If the Company’s platform fails to provide a broad, proven advantage in rainfall generation, its business, financial condition and future prospects may be harmed; • The Company’s operating and financial results relies upon assumptions and analyses developed by third-party trials. If these assumptions or analyses prove to be incorrect, the Company’s actual operating results may be materially different from its forecasted results; • The Company’s estimates of market opportunity and forecasts of revenue generation and market growth, including the ability to meet the supply and demand needs of its customers, may prove to be inaccurate, and even if the market in which it operates achieves the forecasted growth, the Company’s business could fail to grow at similar rates, if at all; • The Company may be unable to successfully manufacture its products or scale up manufacturing of its products in sufficient quantity and quality, in a timely or cost-effective manner, or at all. Unforeseen issues associated with scaling up and constructing rainfall generation systems at commercially viable levels could negatively impact the Company’s financial condition and results of operations; • The Company could suffer disruptions, outages, defects and other performance and quality problems with its rainfall generation systems or the infrastructure on which it relies; • The Company will be dependent on its suppliers and manufacturers, and supply chain issues could delay the introduction of the Company’s product and negatively impact its business and operating results; • The Company’s failure to effectively develop and expand its sales and marketing capabilities could harm its ability to increase its customer base and achieve broader market acceptance of its rain generation technology; • The Company’s operations, projects and prospects are expected to be located in remote areas, and its production, processing and product delivery will rely on the infrastructure and skilled labor being adequate and remaining available; • The Company’s business is dependent on the international market prices of energy and fiberglass, among other materials, which are both cyclical and volatile; • The risk of third parties asserting that the Company is violating their intellectual property rights; • The Company must overcome significant engineering, technology, operations and climatological challenges to deliver consistent results; • Risks relating to the effect of competing technologies, including desalination and chemical-based cloudseeding technology, on the Company’s business; • Risks relating to environmental and weather conditions that are correlated with successful rainfall generation, as well as other ESG-related matters; • The Company may face liability for changing environmental and/or weather conditions, including challenges resulting from excessive rain; • Risks relating to the failures of the Company’s customers, both private and public, to meet payment obligations, including refusal to pay for rainfall generator services that directly or indirectly benefit other nearby parties; • Risks of system securities and data protection breaches; • The Company is highly dependent on its senior technical advisors, and its ability to attract, recruit, and retain senior management, members of its board of directors and other key employees, as well as find qualified labor with the particular skills required to manufacture, operate and advance the platform, is critical to its success; if the Company is unable to retain talented, highly-qualified senior management and other key employees or attract them when needed, it could negatively impact its business; • Risks regarding potential changes in legislative and regulatory environments that may limit the scope of the Company’s marketplace, including land restriction policies and its ability to obtain and maintain permits;

42 TM Risk Factors (Cont’d) • The Company may face political, regulatory and social opposition to its business and activities; • Following the consummation of the Potential Business Combination, Holdco will incur significant increased expenses and administrative burdens as a public company, which could negatively impact its business, financial condition and results of operations; • The Company’s success could be impacted by the inability of the parties to successfully or timely consummate the Potential Business Combination, including the risk that the expected benefits of the Potential Business Combination are not realized; • If the Potential Business Combination's benefits do not its meet the expectations of investors or securities analysts, the market price of Coliseum’s securities or, following the closing, Holdco’s securities, may decline; • Coliseum’s sponsors and directors have potential conflicts of interest in recommending that shareholders vote in favor of approval of the Potential Business Combination and related proposals; • Coliseum’s sponsors have agreed to vote in favor of the Potential Business Combination, regardless of how Coliseum’s public shareholders vote; • If Coliseum is unable to complete the Potential Business Combination with the Company or another business by September 25, 2024, Coliseum will cease all operations except for purposes of winding up, dissolving and liquidating, in which case its public shareholders may only receive approximately $10.00 per share and its warrants will expire worthless. Further, third parties may bring claims against Coliseum, and as a result, the proceeds held in the trust account could be reduced and the per share liquidation price received by shareholders could be less than $10.00 per share; • Coliseum has conducted due diligence to assess the management of the Company’s business but cannot assure you that the Company’s management has all the skills, qualifications or abilities necessary to manage a public company; and the ability of shareholders to exercise redemption rights with respect to a large number of Coliseum’s outstanding public shares could increase the probability that the Potential Business Combination would be unsuccessful and that the shareholders would have to wait for liquidation to redeem their public shares.